Exhibit 99.1

EMC Corporation Prices $5.5 Billion of Notes

HOPKINTON, Mass, June 3, 2013 - EMC Corporation (NYSE:EMC) today announced that it has priced $5.5 billion aggregate principal amount of three series of senior notes: $2.5 billion of 1.875% notes due 2018; $2.0 billion of 2.650% notes due 2020; and $1.0 billion of 3.375% notes due 2023. The offering is expected to close on or about June 6, 2013, subject to customary conditions.

EMC intends to use the net proceeds of the offering to satisfy cash payment obligations at the maturity, or upon the conversion, of EMC’s outstanding 1.75% convertible senior notes due 2013, which will mature on December 1, 2013, and for general corporate purposes, including stock repurchases, working capital needs and other business opportunities.

Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. LLC, RBS Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

The offering was made under an effective registration statement on file with the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. Any offers to sell, or solicitations of offers to buy, any securities will be made solely by means of a prospectus and related prospectus supplement filed with the U.S. Securities and Exchange Commission. Copies of the prospectus and prospectus supplement may be obtained by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146; J.P. Morgan Securities LLC collect at (212) 834-4533; or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.

Forward-Looking Statements

This release contains “forward-looking statements” as defined under the Federal Securities Laws, including statements about the anticipated timing for closing of the offering and the intended use of proceeds. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) component and product quality and availability; (vi) fluctuations in VMware, Inc.’s operating results and risks associated with trading of VMware stock; (vii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (viii) risks associated with managing the growth of our business, including risks associated with acquisitions and investments and the challenges and costs of integration, restructuring and achieving anticipated synergies; (ix) the ability to attract and retain highly qualified employees; (x) insufficient, excess or obsolete inventory; (xi) fluctuating currency exchange rates; (xii) threats and other disruptions to our secure data centers or networks; (xiii) our ability to protect our proprietary technology; (xiv) war or acts of terrorism; and (xv) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.

EMC is a registered trademark of EMC Corporation in the United States and/or other countries. All other trademarks used are the property of their respective owners.

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Contact:	Dave Farmer
508-293-7206
Dave.Farmer@emc.com